205 DATURA STREET
                                                       WEST PALM BEACH, FL 33401
                                                                  (561) 803-9900
PRESS RELEASE
FOR IMMEDIATE RELEASE


Fidelity Bankshares Announces Refinancing of Existing Trust Preferred Securities


West Palm Beach, FL, October 21, 2004 - Fidelity Bankshares, Inc. (Nasdaq: FFFL) the holding company for Fidelity Federal Bank & Trust, announced today that it will redeem its existing $28.75 million trust preferred securities, which currently bear a fixed rate of interest of 8.375% annually. The redemption date will be November 24, 2004. The redemption of the existing fixed rate trust preferred securities will require a write off of previously deferred issuance costs, resulting in a charge against income of $1.2 million, before taxes, in the fourth quarter of 2004.

The proceeds for this redemption will be provided by a new $ 30.9 million issue of floating rate trust preferred securities that will bear interest at three month LIBOR plus 1.97%. Currently this would be 4.05%. The company has been assisted in the placement of the new issue of trust preferred securities by Sandler, O'Neill & Partners. L.P.

Fidelity Bankshares, Inc., through its subsidiary Fidelity Federal Bank & Trust, has assets of $3.44 billion and deposits of $2.69 billion and operates in Florida through 43 offices in Palm Beach, Martin and St. Lucie counties.

An investment profile on Fidelity Bankshares may be found on the website www.hawkassociates.com/fffl/profile.htm.

For more information contact Chairman and CEO Vince A. Elhilow or Chief Financial Officer Richard D. Aldred at (561) 803-9900 or Frank Hawkins or Julie Marshall, Hawk Associates, Inc. at (305) 852-2383. Email: info@hawkassociates.com. Information about Fidelity Bankshares, Inc. can be found on the website www.fidelityfederal.com. Copies of Fidelity Bankshares press releases, SEC filings, current price quotes, stock charts and other valuable information for investors may be found on the website: www.hawkassociates.com.

Forward-Looking Statements. When used in this report, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify
"forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.